Exhibit 99.1

Fluor Corporation	Brian Mershon / Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 864-281-6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS SECOND QUARTER RESULTS

IRVING, TX (August 2, 2018) — Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2018. Earnings attributable to Fluor for the second quarter were $115 million, or $0.81 per diluted share, compared to a net loss of $24 million, or $0.17 per diluted share a year ago. Consolidated segment profit for the quarter was $194 million, compared to $15 million a year ago. Second quarter revenue was $4.9 billion compared to $4.7 billion in the prior year.

New awards for the quarter were $5.4 billion, including $3.6 billion in Mining, Industrial, Infrastructure & Power, $742 million in Government, $513 million in Diversified Services, and $493 million in Energy & Chemicals. Consolidated ending backlog was $29.3 billion, up from $29.1 billion last quarter.

“This quarter we saw an increase in backlog for the first time since 2016, and we expect continued improvement in backlog as we move through the remainder of 2018,” said David Seaton, Fluor chairman and chief executive officer. “For the second half of the year we will be focused on closing out legacy projects and deploying our cost-efficient integrated solutions model on future opportunities.”

Corporate G&A expense for the second quarter of 2018 was $18 million, compared to $47 million a year ago. Expenses for the quarter reflect a benefit of $25 million related to foreign currency exchange fluctuations. Fluor’s cash and marketable securities balance at the end of the second quarter was $1.8 billion.

Outlook

The Company is maintaining its EPS guidance for 2018 at the previously announced range of $2.10 to $2.50 per diluted share.

Business Segments

Fluor’s Energy & Chemicals segment reported segment profit of $97 million, compared to $124 million in the second quarter of 2017. Results for the quarter include a pre-tax charge of $67 million for forecast revisions on a downstream project. Revenue for the segment was $2.0 billion compared to $2.2 billion a year ago. New awards for the segment totaled $493 million and ending backlog was $12.4 billion compared to $18 billion a year ago.

The Mining, Industrial, Infrastructure & Power segment reported a segment profit of $16 million, compared to a segment loss of $165 million in the second quarter of 2017. Results for the quarter include a pre-tax charge of $16 million for forecast revisions on a gas-fired power project. Revenue for the segment was $1.3 billion compared to $1.2 billion a year ago. New awards in the second quarter were $3.6 billion, including an iron ore replacement mine in Australia and the Los Angeles International Airport Automated People Mover project. Ending backlog for the segment was $12.4 billion, compared to $12.6 billion a year ago.

The Government segment reported segment profit of $51 million, compared to $20 million a year ago. Revenue for the quarter was $863 million, compared to $744 million a year ago. Second quarter new awards of $742 million include task orders for LOGCAP IV in Afghanistan. Ending backlog was $2.3 billion compared to $4.1 billion a year ago.

The Diversified Services segment reported segment profit of $29 million in the second quarter of 2018, compared to $36 million a year ago. Revenue for the quarter was $666 million compared to $641 million in the second quarter of 2017. New awards totaled $513 million for the quarter, and ending backlog was $2.2 billion compared to $2.9 billion a year ago.

Second Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Thursday, August 2, which will be webcast live on the Internet and can be accessed by logging onto investor.fluor.com. A supplemental slide presentation will be available shortly before the call begins. The webcast and presentation will be archived for 30 days following the call.

Non-GAAP Financial Measure

This press release contains a discussion of consolidated segment profit that would be deemed a non-GAAP financial measure under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding: corporate general and administrative expense; interest expense; interest income; domestic and foreign income taxes; and other non-operating income and expense items. The company believes that consolidated segment profit provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. A reconciliation of this measure to earnings (loss) before taxes is included in the press release tables.

About Fluor Corporation

Founded in 1912, Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that transforms the world by building prosperity and empowering progress. Fluor serves its clients by designing, building and maintaining safe, well executed, capital-efficient projects around the world. With headquarters in Irving, Texas, Fluor ranks 153 on the Fortune 500 list with revenue of $19.5 billion in 2017 and has more than 56,000 employees worldwide. For more information, please visit www.fluor.com or follow Fluor on Facebook, Twitter, LinkedIn and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” is “positioned” or other similar expressions). These forward-looking statements, including statements relating to future growth, backlog, earnings and the outlook for the Company’s business are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves, including the Company’s Energy & Chemicals segment; the Company’s failure to receive new contract awards; the Company’s failure to meet cost and schedule estimates; cost overruns, project delays or other problems arising from project execution activities; intense competition in the industries in which we operate; failure of our joint venture or other partners, suppliers or subcontractors to perform their obligations; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings or claims; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; client delays or defaults in making payments; risks or uncertainties associated with events outside of our control, including weather conditions; the Company’s failure, or the failure of our agents or partners, to comply with laws; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; new or changing legal requirements, including those relating to environmental, health and safety matters; liabilities associated with the performance of nuclear services; foreign currency risks; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; failure to maintain safe worksites and international security risks; the inability to hire and retain qualified personnel; possible limitations on bonding or letter of credit capacity; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; the use of estimates and assumptions in preparing our financial statements; and the Company’s ability to secure appropriate insurance. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 20, 2018. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED JUNE 30	2018	2017
Revenue	$4,883.8	$4,716.1
Cost and expenses:
Cost of revenue	4,673.7	4,684.1
Corporate general and administrative expense	17.8	47.3
Interest expense, net	8.7	8.6
Total cost and expenses	4,700.2	4,740.0
Earnings (loss) before taxes	183.6	(23.9)
Income tax expense (benefit)	52.5	(17.3)
Net earnings (loss)	131.1	(6.6)
Less: Net earnings attributable to noncontrolling interests	16.3	17.4
Net earnings (loss) attributable to Fluor Corporation	$114.8	$(24.0)

Basic earnings (loss) per share
Net earnings (loss)	$0.82	$(0.17)
Weighted average shares	140.7	139.8
Diluted earnings (loss) per share
Net earnings (loss)	$0.81	$(0.17)
Weighted average shares	141.3	139.8

New awards	$5,382.4	$3,194.8
Backlog	$29,324.0	$37,570.5
Work performed	$4,758.4	$4,609.8

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

SIX MONTHS ENDED JUNE 30	2018	2017
Revenue	$9,707.6	$9,552.0
Cost and expenses:
Cost of revenue	9,439.7	9,370.0
Corporate general and administrative expense	75.0	92.4
Interest expense, net	18.3	20.1
Total cost and expenses	9,533.0	9,482.5
Earnings before taxes	174.6	69.5
Income tax expense (benefit)	55.5	(1.2)
Net earnings	119.1	70.7
Less: Net earnings attributable to noncontrolling interests	21.9	34.1
Net earnings attributable to Fluor Corporation	$97.2	$36.6

Basic earnings per share
Net earnings	$0.69	$0.26
Weighted average shares	140.4	139.6
Diluted earnings per share
Net earnings	$0.69	$0.26
Weighted average shares	141.3	140.9

New awards	$7,918.5	$5,508.1
Backlog	$29,324.0	$37,570.5
Work performed	$9,468.4	$9,343.3

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW AND U.S. GAAP RECONCILIATION

($ in millions)

THREE MONTHS ENDED JUNE 30	2018		2017
Revenue
Energy & Chemicals	$2,014.5		$2,150.1
Mining, Industrial, Infrastructure & Power	1,339.5		1,180.4
Government	863.4		744.2
Diversified Services	666.4		641.4
Total revenue	$4,883.8		$4,716.1

Segment profit (loss) $ and margin % (2)
Energy & Chemicals	$97.2	4.8%	$123.6	5.7%
Mining, Industrial, Infrastructure & Power (1)	16.4	1.2%	(165.0)	(14.0)%
Government	51.4	6.0%	19.7	2.7%
Diversified Services	28.8	4.3%	36.3	5.7%
Total segment profit $ and margin %	$193.8	4.0%	$14.6	0.3%

Corporate general and administrative expense	(17.8)		(47.3)
Interest expense, net	(8.7)		(8.6)
Earnings attributable to noncontrolling interests	16.3		17.4
Earnings (loss) before taxes	$183.6		$(23.9)

SIX MONTHS ENDED JUNE 30	2018		2017
Revenue
Energy & Chemicals	$3,957.5		$4,278.7
Mining, Industrial, Infrastructure & Power	2,249.8		2,553.3
Government	2,190.6		1,509.4
Diversified Services	1,309.7		1,210.6
Total revenue	$9,707.6		$9,552.0

Segment profit (loss) $ and margin % (2)
Energy & Chemicals	$202.9	5.1%	$208.0	4.9%
Mining, Industrial, Infrastructure & Power (1)	(127.7)	(5.7)%	(167.8)	(6.6)%
Government	123.3	5.6%	48.7	3.2%
Diversified Services	47.6	3.6%	59.0	4.9%
Total segment profit $ and margin %	$246.1	2.5%	$147.9	1.5%

Corporate general and administrative expense	(75.0)		(92.4)
Interest expense, net	(18.3)		(20.1)
Earnings attributable to noncontrolling interests	21.8		34.1
Earnings before taxes	$174.6		$69.5

(1) Includes research and development expenses associated with NuScale totaling $24 million and $47 million for the three and six months ended June 30, 2018, respectively, compared to $17 million and $33 million for the three and six months ended June 30, 2017, respectively.

(2) Segment profit margin % is calculated as segment profit divided by segment revenue.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions)

	JUNE 30,	DECEMBER 31,
	2018	2017
Cash and marketable securities, including noncurrent	$1,783.1	$2,078.8
Total current assets	5,455.8	5,601.3
Total assets	9,119.2	9,327.7
Total short-term debt	80.6	27.4
Total current liabilities	3,751.6	3,574.2
Long-term debt	1,575.4	1,591.6
Shareholders’ equity	3,043.4	3,342.3

SELECTED CASH FLOW ITEMS

($ in millions)

SIX MONTHS ENDED JUNE 30	2018	2017

Cash provided (utilized) by operating activities	$(132.6)	$427.9

Investing activities
Net sales and maturities (purchases) of marketable securities	171.4	(70.4)
Capital expenditures	(110.4)	(141.6)
Proceeds from disposal of property, plant and equipment	40.1	27.9
Investments in partnerships and joint ventures	(16.7)	(191.1)
Other items	(0.4)	2.6
Cash provided (utilized) by investing activities	84.0	(372.6)

Financing activities
Dividends paid	(59.6)	(59.3)
Net proceeds from issuance of commercial paper	49.6	—
Repayment of borrowings under revolving lines of credit	—	(53.5)
Distributions paid to noncontrolling interests, net of capital contributions	(28.4)	(17.0)
Other items	(2.0)	6.7
Cash utilized by financing activities	(40.4)	(123.1)

Effect of exchange rate changes on cash	(33.1)	37.2

Decrease in cash and cash equivalents	$(122.1)	$(30.6)

Depreciation	$102.5	$101.9

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED JUNE 30	2018		2017

Energy & Chemicals	$493	9%	$742	23%
Mining, Industrial, Infrastructure & Power	3,634	68%	790	25%
Government	742	14%	1,109	35%
Diversified Services	513	9%	554	17%
Total new awards	$5,382	100%	$3,195	100%

SIX MONTHS ENDED JUNE 30	2018		2017

Energy & Chemicals	$1,214	15%	$1,447	26%
Mining, Industrial, Infrastructure & Power	4,973	63%	1,678	31%
Government	785	10%	1,282	23%
Diversified Services	946	12%	1,101	20%
Total new awards	$7,918	100%	$5,508	100%

BACKLOG TRENDS

($ in millions)

AS OF JUNE 30	2018		2017

Energy & Chemicals	$12,404	42%	$18,010	48%
Mining, Industrial, Infrastructure & Power	12,409	42%	12,571	33%
Government	2,292	8%	4,099	11%
Diversified Services	2,219	8%	2,890	8%
Total backlog	$29,324	100%	$37,570	100%

United States	$10,615	36%	$17,936	48%
The Americas (excluding the United States)	3,594	12%	2,956	8%
Europe, Africa and the Middle East	11,534	40%	15,278	40%
Asia Pacific (including Australia)	3,581	12%	1,400	4%
Total backlog	$29,324	100%	$37,570	100%